Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Ulrich Gottschling

Chief Financial Officer

(949) 442-5596

ir@srslabs.com

SRS LABS REPORTS RECORD THIRD QUARTER LICENSING REVENUES AND LICENSING NET INCOME

Santa Ana, Calif., November 7, 2006 - SRS Labs, Inc. (NASDAQ: SRSL), a leading supplier of surround sound, audio, and voice technologies, announced today that for the third quarter ended September 30, 2006, licensing revenue from continuing operations, increased by 34.9 percent to $4.9 million from $3.6 million for the same period in fiscal 2005, and net income from continuing operations increased to $1.3 million, or $.08  per diluted share, compared to $707 thousand, or $.05 per diluted share, for the same period in the prior year. Included in operating expenses from continuing operations for the three month period ended September 30, 2006 is $383 thousand related to stock based compensation expensing.

The Company also reported consolidated net income for the third quarter ended September 30, 2006 of $2.4 million or $.15 per diluted shared, compared to $704 thousand or $.05 per diluted share for the same period in the prior year.

For the nine months ended September 30, 2006, licensing revenue from continuing operations increased by 29.3 percent to $13.5 million from $10.4 million for the same period in fiscal 2005 and net income from continuing operations increased to $1.8 million, or $.11 per diluted share from $1.3 million, or $.09 per diluted share for the same period in fiscal 2005.  Consolidated net income for the nine months ended September 30, 2006 increased to $3.5 million or $.21 per diluted share compared to $1.4 million or $.10 per diluted share for the same period in the prior year.  Included in operating expenses from continuing operations for the nine month period ended September 30, 2006 is $1.2 million related to stock based compensation expensing.

Thomas C.K. Yuen, Chairman and CEO of SRS Labs, Inc., commenting on the quarter,

 “We are very pleased with the results of this current quarter in many different ways.

•                  From a revenue perspective, we made strong gains with unit volumes in flat panel TVs, car audio, and in the digital audio accessory market.

•                  From a net income perspective, due to our  highly “leverage-able” business model , one  in which increases in top line production , generally, does not require proportionate increases in costs nor operating  expenses,  we were able to realize greater improvement in net income.  We believe that we are positioned to continue to drive revenue growth while keeping increases in operating expenses low.

•                  From a marketing and branding perspective, we are seeing more products appearing on retail shelves and in advertisements by major consumer brands featuring our logo world wide, especially in the highly visible large flat panel TV market.  This quarter, we were very pleased to announce our new relationship with Sharper Image. Beginning this holiday season, a variety of consumer products prominently featuring our technologies and logo will appear in Sharper Image stores nationwide, as well as in their widely distributed catalogs. We appreciate this unique opportunity to enhance our visibility and collaborating with a highly regarded partner. Additionally, we launched two online downloadable audio enhancement software products, the iWOW for Apple based products and the SRS Audio Sandbox “SAS” for Microsoft Windows based products.  Through these offerings, which are available at http://www.srs-store.com/store-plugins/mall/sas-plugin.aspt, we hope to build more direct consumer awareness as well as exploring other revenue opportunities based on our technology and similar business models.

•                  Lastly, we are also pleased to have completed the sale of Valence Technology Limited to allow us to focus all of our attention on the audio technology licensing portion of our business. “

In February 2006, SRS announced its intention to sell its Hong Kong-based semiconductor business, Valence Technology Limited.  On July 14, 2006, the Company entered into a definitive Sale and Purchase Agreement (“Purchase Agreement”) and on September 29, 2006, the Company completed the transaction, which resulted in a gain on sale of $261 thousand.  For the period July 1, 2006 through the date of sale, Valence Technology Limited reported net income from operations of $857 thousand.  Both the gain on sale and the results from operations are included in discontinued operations.

Conference Call
SRS will host a conference call and webcast at 2 p.m. Pacific time today (5 p.m. Eastern Time) to review its fiscal 2006 third quarter results. The dial-in number for the call is (866) 814-8483, ask for “SRS Labs Q3 Results Conference Call” or provide conference call ID 982704.  An audio replay of the conference call will be available until November 14 at 6:00pm Pacific time via telephone.  The audio replay dial-in numbers is (866) 837-8032 and enter conference ID 982704.

The call will also be webcast live over the Internet.  Simply log-on to http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=1401222.  The webcast will be archived on the company’s website for 60 days following the call.

About SRS Labs, Inc.
SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Taiwan, Japan, China, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

— More —

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

SRS LABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$26,126,915	$8,752,339
Accounts receivable, net	2,289,830	1,886,780
Inventories, net	158,253	80,421
Prepaid expenses and other current assets	910,902	522,426
Investments available for sale	1,993,279	—
Assets held for sale	—	1,859,127

Total Current Assets	31,479,179	13,101,093

Investments available for sale	5,211,295	17,077,170
Furniture, fixtures and equipment, net	441,453	425,288
Intangible assets, net	2,096,507	2,015,605
Deferred income taxes	386,412	380,386
Long term assets held for sale	—	2,065,123

Total Assets	$39,614,846	$35,064,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$898,289	$741,811
Accrued liabilities	1,113,929	801,898
Deferred revenue	440,861	537,636
Liabilities related to assets held for sale	—	2,170,701

Total Current Liabilities	2,453,079	4,252,046

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 15,657,751 and 14,953,690 shares issued; and 14,983,653 and 14,279,592 shares outstanding at September 30, 2006 and December 31, 2005, respectively	15,659	14,955
Additional paid-in capital	66,239,460	63,574,518
Accumulated other comprehensive loss	(295,131)	(496,021)
Accumulated deficit	(25,794,776)	(29,277,388)
Treasury stock at cost, 674,098 shares at September 30, 2006 and December 31, 2005	(3,003,445)	(3,003,445)

Total Stockholders’ Equity	37,161,767	30,812,619

Total Liabilities and Stockholders’ Equity	$39,614,846	$35,064,665

SRS LABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$4,910,203	$3,640,134	$13,505,710	$10,444,206
Cost of sales	43,998	39,804	127,103	190,987

Gross margin	4,866,205	3,600,330	13,378,607	10,253,219

Operating expenses:
Sales and marketing	1,743,660	1,087,025	5,494,445	3,295,949
Research and development	628,227	584,008	1,914,255	1,708,000
General and administrative	1,277,601	1,198,433	4,272,598	3,898,785

Total operating expenses	3,649,488	2,869,466	11,681,298	8,902,734

Income from continuing operations	1,216,717	730,864	1,697,309	1,350,485
Other income, net	291,236	176,707	694,954	486,318
Income from continuing operations before income tax expense	1,507,953	907,571	2,392,263	1,836,803
Income tax expense	231,620	200,420	558,788	487,950
Income from continuing operations	1,276,333	707,151	1,833,475	1,348,853

Discontinued operations:
Income (loss) from discontinued operations before income tax expense (benefit)	859,843	(123,490)	1,054,095	(24,257)
Gain on disposal	260,763	—	632,058	—
Income tax expense (benefit)	6,320	(120,533)	37,016	(114,792)
Income (loss) from discontinued operations	1,114,286	(2,957)	1,649,137	90,535

Net income	$2,390,619	$704,194	$3,482,612	$1,439,388

Income from continuing operations per common share:
Basic	$0.09	$0.05	$0.13	$0.10
Diluted	$0.08	$0.05	$0.11	$0.09

Income from discontinued operations per common share:
Basic	$0.07	$0.00	$0.11	$0.01
Diluted	$0.07	$0.00	$0.10	$0.01

Net income per common share:
Basic	$0.16	$0.05	$0.24	$0.10
Diluted	$0.15	$0.05	$0.21	$0.10

Weighted average shares used in the calculation of net income per common share:
Basic	14,939,806	14,094,690	14,663,767	14,076,833
Diluted	16,479,112	15,300,803	16,428,894	15,070,362